                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               NALCO Chemical Co.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

[NALCO CHEMICAL COMPANY LOGO]

                                                                 March 29, 1999

Dear Stockholder:

  We cordially invite you to attend the 1999 Annual Meeting of Shareholders. It will be held at the Company's Corporate and Technical Center, One Nalco Center, Naperville, Illinois, beginning at 10:00 A.M. on Thursday, April 29, 1999. The Corporate and Technical Center is located at the Southeast corner of the intersection of Illinois Route 59 and the East-West Tollway (Interstate Route 88).

  The attached Notice of Meeting and Proxy Statement cover the formal business items to be considered at this meeting. We also will report on current operations and answer stockholder questions.

  We hope you will be able to attend. If you cannot do so, we urge you to exercise your right to vote by promptly returning your signed proxy card in the enclosed prepaid envelope or using the Internet or telephone as detailed on your proxy card.

                               Sincerely yours,

                               /s/ E. J. Mooney
                               E. J. Mooney

                            Nalco Chemical Company

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                April 29, 1999

To Nalco Shareholders:

  The Annual Meeting of Shareholders of Nalco Chemical Company will be held at the Company's Corporate and Technical Center, One Nalco Center, Naperville, Illinois, on Thursday, April 29, 1999, at 10:00 A.M., to consider and vote upon the following proposals:

    1. Election of three Class III Directors and one Class II Director.

    2. Ratification of Independent Accountants.

    3. Transaction of such other business, including a shareholder proposal regarding endorsement of the CERES Principles, as may properly come before the meeting.

  The Board of Directors has designated the close of business on March 5, 1999 as the record date for determination of the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

  Please complete, sign, date and return the proxy promptly in the enclosed envelope, or vote through the Internet or telephone, so that your shares will be represented at the meeting.

                                 /s/ Suzzanne J. Gioimo
                                 Suzzanne J. Gioimo
                                 Secretary

Naperville, Illinois
March 29, 1999

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished commencing approximately March 29, 1999, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Nalco Chemical Company (the "Company") to be held on April 29, 1999, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company and is revocable by written notice to the Company or by any later dated proxy at any time prior to its use at the Annual Meeting.

  The Company will bear the cost of the solicitation. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, N.Y. 10005 to aid in the solicitation of proxies from banks, brokers, other custodians, nominees and fiduciaries and institutional holders at a cost not to exceed $10,000 plus reasonable out-of-pocket expenses. In addition, certain directors, officers and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telefax. The Company will reimburse banks, brokers or other nominees for the expenses incurred in forwarding proxy material to beneficial owners.

  It is the Company's policy that all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, when such disclosure is expressly requested by the shareholder, during a contested election for the Board of Directors or in the event of a contested proxy solicitation, and that the tabulators and the inspectors of election be independent and not employees of the Company.

Proposal 1.

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of thirteen directors elected for staggered terms which expire alternately over a three-year period but will be reduced to eleven at the Annual Meeting when Mr. H. Corless, a Class II Director, and Mr. H. G. Bernthal, a Class III Director, are scheduled for normal retirement from the Board as of April 29, 1999. The present term of the Class III Directors expires at the 1999 Annual Meeting. The Board of Directors proposes the election of three Class III Directors to serve for three years until the 2002 Annual Meeting, and in each case until their successors have been elected and qualified. S. D. Newlin was elected by the Board as a Class III Director effective December 17, 1998, and is proposed for election by the shareholders and Messrs. J. J. Shea and B. S. Kelly are proposed for re-election. In addition, W. S. Weeber was elected as a Class II Director by the Board effective December 17, 1998 and is proposed for election by the shareholders to serve for the remainder of the Class II term expiring in 2001. Shares represented by proxies, which are properly returned, will be voted for the nominees named in the following table unless the stockholder indicates on the proxy that authority to vote the shares is withheld. Each of the nominees has consented to serve as a director if elected. If any nominee becomes unavailable for election, the proxy may be voted for such substitute nominee as the Board of Directors may designate or the Board may reduce the number of directors to eliminate the vacancy.

                                                                         Year
                                                                        Became
          Name            Principal Occupation or Employment       Age Director
          ----            ----------------------------------       --- --------
  The nominees for Class III Directors for election at the 1999 Annual Meeting for a term to expire in 2002 are as follows:

   J. J. Shea........ Retired; formerly Vice Chairman, President    61   1993
                      and Chief Executive Officer, Spiegel, Inc.
   B. S. Kelly....... Corporate Vice President, Dow Corning         54   1997
                      Corporation, President, Dow Corning
                      Americas
   S. D. Newlin...... President, Nalco Chemical Company             46   1998

  The nominee for Class II Director for election at the 1999 Annual Meeting for a term to expire in 2001 is as follows:

   W. S. Weeber...... Vice Chairman, Executive Vice President,      56   1998
                      Nalco Chemical Company

  The other Class II Directors with terms to expire in 2001 are:

   H. M. Dean........ Chairman and Chief Executive Officer, Dean    61   1987
                      Foods Company
   E. J. Mooney...... Chairman, Chief Executive Officer, Nalco      57   1988
                      Chemical Company
   S. A. Penrose..... President--Corporate and Institutional        53   1997
                      Services, Northern Trust Corporation

  The Class I Directors with terms to expire in 2000 are:

   J. L. Ballesteros. Chairman of the Executive Board of Grupo      57   1995
                      Mexicano de Desarrollo, S.A. de C.V.
   J. P. Frazee, Jr.. Chairman, President and Chief Executive       54   1985
                      Officer, Paging Network, Inc.
   A. L. Kelly....... Managing Partner, KEL Enterprises L.P.        61   1992
   F. A. Krehbiel.... Chairman and Chief Executive Officer,         57   1990
                      Molex Incorporated

Biography of Nominees for Class III Directors

  J. J. Shea has served as President and Chief Executive Officer of Spiegel, Inc. (apparel, specialty retail and catalog sales) from 1985 to 1998 when he retired. He was Vice Chairman since 1989 until his retirement. Other directorship: Pulte Corp.

  B. S. Kelly has been Corporate Vice President, Dow Corning Corporation, and President, Dow Corning U.S.A. since 1993 and President, Dow Corning Americas, since 1996 (manufacturers of silicones and semi-conductor grade silicon). On May 15, 1995, Dow Corning U.S.A. voluntarily filed a petition in bankruptcy seeking protection under Chapter 11. The matter is still pending in the bankruptcy court.

  S. D. Newlin was elected President of Nalco in December, 1998. He was Group Vice President, President, Specialty Division since January 1, 1998 and Group Vice President, President, Nalco Europe from 1994 through 1997.

Biography of Nominee for Class II Director

  W. S. Weeber was elected as Vice Chairman of Nalco in December, 1998 and has been Executive Vice President, Operations Staff since 1993.

Biographies of Other Directors

  J. L. Ballesteros has been Chairman of the Executive Board of Grupo Mexicano de Desarrollo, S. A. de C.V. (a holding company) since 1975. From 1996 through August, 1997 he was Chairman and from 1988 through August, 1997 President and Chief Executive Officer of Synkro, S.A. de C.V. (a holding company). He was Chairman from 1994 through August, 1997 for both Kayser Roth Corporation (U.S. based-hosiery) and Revision, S.A. (Argentina based hosiery company) and Chairman since 1992 through August, 1997 for Arcoplus, S.A. (Argentina based-hosiery). He was Chairman of the Board of Directors of Cia. Mexicana de Aviacion, S. A. from 1994 through 1996. Other directorships: Grupo Mexicano de Desarrollo, S.A. de C.V., Desc Sociedad de Fomento Industrial, S.A. de C.V., Afianzadora Lotonal, S.A. de C.V., Kativo Chemical Industries, S.A., Ixe Grupo Financiero S.A. and member of the Board of Trustees of Fondo de Investigacion y Cultura, A.C., Children's Museum of Mexico City, Casa Alianza, S. A. de C.
V. and Casa de la Amistad para Ninos con Cancer, S. A. de C. V.

  H. M. Dean has been Chairman of Dean Foods Company (a diversified food processor and distributor) since 1989. He became Chief Executive Officer in 1987. Other directorships: Ball Corporation, Yellow Corporation and Dean Foods Company.

  J. P. Frazee, Jr., has been Chairman, President and Chief Executive Officer of Paging Network, Inc. (a telecommunications company) since August, 1997. He was President and Chief Operating Officer of Sprint Corporation (a diversified telecommunications company) from March, 1993 to August, 1993. He was Chairman and Chief Executive Officer of Centel Corporation (a telecommunications firm) from 1987 to 1993. Other directorships: Dean Foods Company, Security Capital Group Incorporated, Paging Network, Inc. and Homestead Village, Inc.

  A. L. Kelly has been the Managing Partner of KEL Enterprises L.P. (a holding and investment partnership) since 1982. Other directorships: Bayerische Motoren Werke (BMW) A.G., Deere & Company, Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, Snap-on
Incorporated, and Thyssen Industrie AG.

  F. A. Krehbiel has been Chairman and Chief Executive Officer of Molex Incorporated (a manufacturer and distributor of electrical and electronic devices) since 1993. Other directorships: Tellabs, Inc., Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, Molex Incorporated and DeVry Inc.

  E. J. Mooney has been Chief Executive Officer of Nalco and Chairman of the Board since 1994. He was President from 1990 to 1998. Other directorships:
Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, Morton International and FMC Corporation.

  S. A. Penrose was elected President--Corporate and Institutional Services of Northern Trust Corporation (banking) effective February, 1998. She was Executive Vice President from 1993 to 1998 and Head of the Corporate and Institutional Services Business Unit since 1994. She was Senior Vice President (subsequently Executive Vice President) responsible for the Wealth Management Group as well as marketing and product development for the bank's Personal Financial Services from 1992 to 1994.

Meetings of the Board and Committees of the Board

  The Board of Directors held six regular and special meetings in 1998. Each director attended more than 75% of the meetings of the Board of Directors and Committees on which he/she served.

  The Executive Committee. The Executive Committee, composed of four directors, three of whom are non-employee directors, may exercise all of the authority of the Board of Directors except as provided by Delaware Law and the Company's By-laws and those powers reserved for other Committees of the Board. Present members are E. J. Mooney (Chairman), H. G. Bernthal, H. M. Dean, and
J. P. Frazee, Jr. The Executive Committee did not meet in 1998.

  The Audit Committee. The Audit Committee, composed of six non-employee directors, is responsible for (i) reviewing the Company's accounting and auditing policies and practices, (ii) reviewing the appointment and discharge of independent accountants, (iii) reviewing the independence of the independent accountants, (iv) reviewing the scope and nature of the non-audit related services performed by the independent accountants, and (v) reporting to and making recommendations to the Board with respect to the foregoing. The Audit Committee generally meets with management, the internal auditors, and the independent accountants three times each year. The independent accountants and internal auditors have full and free access to the Audit Committee without management's presence to discuss internal accounting controls, results of audits and financial reporting matters. Present members are J. P. Frazee, Jr. (Chairman), J. L. Ballesteros, H. Corless, H. M. Dean, A. L. Kelly and S. A. Penrose.

  The Executive Compensation Committee. The Executive Compensation Committee, composed of four non-employee directors, is responsible for (i) recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer, (ii) approving compensation of corporate officers who are scheduled to be listed in the proxy, (iii) consulting with the Chief Executive Officer on matters related to executive compensation, and (iv) administering the Company's Management Incentive Plan, stock option plans, Employee Stock Compensation Plan, and Performance Share Plan. Present members are H. G. Bernthal (Chairman), B. S. Kelly, F. A. Krehbiel, and J. J. Shea. In 1998, this Committee met twice.

  The Board Affairs and Nominating Committee. The Board Affairs and Nominating Committee, composed of all the non-employee directors plus the Chairman, is responsible for reviewing the qualifications of possible directors to fill Board vacancies. Candidates for election to the Board submitted by shareholders will be considered by the Committee if sent to the Secretary with the candidate's qualifications. H. M. Dean is the Chairman of the Committee. The Board Affairs and Nominating Committee met once in 1998.

Directors' Remuneration and Retirement Policies

  Compensation of non-employee directors of the Company consists of an annual retainer of $25,000 plus $1,000 for each Board meeting attended, 200 shares of common stock under the Non-Employee Directors Stock Compensation Plan, an additional $6,000 per year for membership on one or more Committees of the Board, and an additional fee of $6,000 per year to the Chairmen of the Audit Committee, Executive Compensation Committee and Board Affairs and Nominating Committee. Directors also receive options to purchase 4,000 shares of common stock under the Non-employee Directors Stock Option plan. Directors who are employees of the Company do not receive fees for service on the Board or any Committees.

  A deferred compensation plan is available to all non-employee directors under which they may defer all or a part of their annual retainer and Committee and attendance fees for any year and receive, generally following retirement or at such earlier time as the Board approves, the amount computed as set forth below, in five equal annual payments (or such other number of annual payments, not more than ten, as the Company elects). Deferred compensation accounts set up for directors who elect deferral are credited with the deferred amounts. These amounts are converted into share units based on the average of the month-end closing prices of the Company's common stock during the calendar year and credited with the dividend equivalents of the dividends a director would have received had the director owned shares of common stock equal to the share units in the director's account, also converted into share units on the same basis. At the end of the deferral period, units are converted into cash based on the average of the month-end closing prices of the Company's common stock during the year prior to or of payment.

  The Board of Directors has adopted a policy establishing the retirement date of each member of the Board to be the date of the Annual Meeting of Shareholders which next follows the earlier of either the date of retirement from employment by the Company or the date of the member's 70th birthday. Early retirement can be taken following the attainment of a non-employee director's 68th birthday. Such policy also provides that upon retirement from the Board, each non-employee director with at least five years of service on the Board shall be paid an annual amount equal to the annual retainer paid to non-employee directors multiplied by a factor, the numerator of which is the number of years of service on the Board, but not exceeding ten, and the denominator of which is ten, such annual payment to continue for the lifetime of the retired director. In 1993 the Board adopted a new retirement policy effective for all directors elected to the Board for the first time after October 1993. Directors who were elected to the Board prior to that date may choose to retire under the old policy or the new one. The new retirement policy also provides for payment of an amount equal to the annual retainer, multiplied by a fraction, the numerator of which is the number of years of service on the Board but not exceeding ten, and the denominator of which is ten, to be paid for a period not greater than ten years. However, under the new policy, should a director die prior to retirement or after retirement but before the ten year period has expired, the director's spouse shall receive 50% of the payment amount for the lesser of life or the remainder of the ten year period.

Non-Employee Directors Stock Compensation Plan

  Under the Non-Employee Directors Stock Compensation Plan each director of the Company, after the Annual Shareholders Meeting, automatically receives 200 shares of Company common stock as part of the retainer paid for his or her services. Receipt of the stock may be deferred until retirement from the Company's Board of Directors. If deferred, an account will be set up for the director containing one share unit for each share of common stock deferred. Whenever a dividend is declared by the Company, an amount equal to the amount of the dividend that would have been received had each share unit actually been a share of common stock shall be converted into share units based on the closing price on the New York Stock Exchange Composite Price Index for the date approved by the Board for payment of dividends on the Company's common stock. Upon a director leaving the Company's Board, the director shall receive shares of common stock equal to the whole number of share units in his or her account, plus cash in lieu of fractional shares.

Non-Employee Directors Stock Option Plan

  The Stock Option Plan for Non-Employee Directors (the "Directors Plan") provides for automatic grants of options to purchase 4,000 shares of the Company's common stock to each non-employee director of the Company on the date of each Annual Meeting to May 1, 2000. The option price is the fair market value of the Company's common stock on the date of grant. Payment for the exercise of options may be made in cash or in shares of Company common stock that have been held by the director for at least six months. An optionee may elect to surrender an option and receive shares of common stock of the Company having a fair market value equal in value to the excess of the fair market value of the unpurchased shares over the option price of such shares.

  Each option extends for 10 years from the date of grant. Options terminate upon termination of service as a director, except that an optionee may exercise the option within five years following retirement under the Company's retirement policy for directors or termination of service as a director because of total and permanent disability. If the director dies while a director or within five years of retirement as a director, the option may be exercised within the longer of five years from the date of retirement or one year from the date of death by any person to whom the option passes by will or the laws of descent and distribution. For options granted before 1992, these exercise periods are three years. In all instances, however, the option must be exercised during the term of the grant.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation for each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other five most highly compensated executive officers.

Summary Compensation Table

                                                                       Long-Term
                                                                     Compensation
                                  Annual Compensation                   Awards         Payouts
                           ------------------------------------  --------------------- -------
                                                      Other      Restricted   Shares               All
                                                      Annual       Stock    Underlying  LTIP      Other
    Name and Principal          Salary      Bonus  Compensation   Award(s)   Options   Payouts Compensation
         Position          Year   ($)      ($)(1)      ($)         ($)(2)      (#)     ($)(3)     ($)(4)
-------------------------- ---- -------    ------- ------------  ---------- ---------- ------- ------------
E. J. Mooney,              1998 572,917    128,906     9,291            0    234,100         0     6,422
 Chairman of the Board,    1997 546,667    307,320    19,102            0    100,000   316,296    38,379
 & Chief Executive Officer 1996 510,000    284,580     9,544            0     47,600         0    34,334

S. D. Newlin               1998 286,796(5)  56,286    10,542(6)    62,000     84,100         0     2,968
 President                 1997 447,518(5)  93,428    89,745(6)         0          0    96,861    17,538
                           1996 445,703(5)  88,526     3,126            0     15,800         0    15,935

W. S. Weeber               1998 334,892     85,196     2,270       62,000    111,800         0     3,754
 Vice Chairman,            1997 315,950    150,076     1,667            0          0   157,078    22,181
 Executive Vice President, 1996 302,200    142,427     1,428            0     22,200         0    20,345
 Operations Staff

G. M. Brannon              1998 430,453(5)  49,279   219,763(6)    62,000     68,500         0     2,612
 Group Vice President,     1997 447,805(5)  64,226    46,434(6)         0          0    55,199    13,925
 President, Industrial     1996 460,700(5)  44,258     4,311            0      7,200         0    12,131
 Division

W. E. Buchholz             1998 260,083     48,375     3,363            0     75,900         0     2,915
 Senior Vice President,    1997 248,158     82,091     4,357            0          0    71,343    17,422
 Chief Financial Officer   1996 227,900     64,108     3,067            0      9,100         0    15,343

P. Dabringhausen           1998 304,032(5)  54,047     3,350            0     46,200         0     2,834
 Group Vice President,     1997 305,529(5)  96,316     6,827            0          0   102,229    18,425
 retired as of 12/98       1996 295,381(5)  92,555     3,067            0     16,700         0    16,885

----------
(1) Amount represents Management Incentive Plan awards earned for stated year.

(2) Based on the closing stock price of $31.00 on December 31, 1998, the restricted stock holdings and their market value at the end of 1998 for each named executive officer are: E. J. Mooney, 4,540 shares, $140,740; W.
    S. Weeber, 4,630 shares, $143,530; S. D. Newlin, 2,850 shares, $88,350; G.
    M. Brannon, 2,510 shares, $77,810. Dividends are paid on restricted common stock.
(3) Half of the amount is in the form of phantom common stock that vests in three years contingent on continued employment. Dividends are paid on the phantom stock.
(4) Allocations under the Nalco Employee Stock Ownership Plan, including comparable amounts under Excess ERISA Agreements.
(5) A portion of this amount represents costs and allocations associated with overseas living expenses.
(6) Includes tax payments associated with overseas service.

Option Grants in Last Fiscal Year

  The following table provides information related to options to purchase common stock of the Company granted to the named executive officers during 1998.

                                                                   Potential Realizable
                                                                           Value
                                                                  at Assumed Annual Rates
                                                                      of Stock Price
                                                                       Appreciation
                      Individual Grants (1)                       for Option Terms ($)(2)
----------------------------------------------------------------- -----------------------
                                      % of
                                      Total
                                     Options
                         Number of   Granted
                         Securities    to     Exercise
                         Underlying Employees or Base
                          Options   in Fiscal  Price   Expiration
          Name            Granted     Year     ($/Sh)     Date    0%     5%        10%
------------------------ ---------- --------- -------- ---------- --- --------- ---------
E. J. Mooney............  134,100     3.86    39.1563   2/19/2008   0 3,302,238 8,368,518
                          100,000     2.88    30.6563  12/16/2008   0 1,927,958 4,885,825

S. D. Newlin............   44,400     1.28    39.1563   2/19/2008   0 1,093,358 2,770,785
                           39,700     1.14    30.6563  12/16/2008   0   765,399 1,939,672

W. S. Weeber............   61,800     1.78    39.1563   2/19/2008   0 1,521,837 3,856,633
                           50,000     1.44    30.6563  12/16/2008   0   963,979 2,442,912

G. M. Brannon...........   39,300     1.13    39.1563   2/19/2008   0   967,770 2,452,519
                           29,200      .84    30.6563  12/16/2008   0   562,964 1,426,661

W. E. Buchholz..........   43,500     1.25    39.1563   2/19/2008   0 1,071,196 2,714,620
                           32,400      .93    30.6563  12/16/2008   0   624,658 1,583,007

P. Dabringhausen........   46,200     1.33    39.1563   2/19/2008   0 1,137,684 2,883,114

----------
(1) Options are always granted at fair market value on the date of grant. The options with the expiration date of 2/19/2008 vest one-third on the anniversaries of the date of grant for the following three years. The options with the expiration date of 12/16/2008 vested immediately when granted. Option holders may pay taxes owed upon exercise by having option shares withheld or by surrendering already owned shares.
(2) The dollar amounts under these columns are the difference between the option exercise price and market prices at the end of the option term assuming annual rates of stock price appreciation of 0%, 5% and 10%. At 5% or 10%, shareholder value would have increased by $1.62 billion or $4.10 billion, respectively, using an option exercise price of $39.1563. Using an exercise price of $30.6563, shareholder value would have increased by $1.27 billion or $3.21 billion at 5% or 10% stock price appreciation, respectively.

Aggregated Option Exercises in Last Fiscal Year and Year-end Option Values

  The following table provides information related to options exercised by the named executive officers during 1998 and the number and value of options held at year-end.

                                                   Number of Shares        Value of Unexercised
                            Shares     Value    Underlying Unexercised     In-The-Money Options
                         Acquired on  Realized  Options at Year-end (#)     at Year-end ($)(1)
     Name                Exercise (#)   ($)    Exercisable/Unexercisable Exercisable/Unexercisable
     ----                ------------ -------- ------------------------- -------------------------
E. J. Mooney............        0           0       445,267/167,433              34,370/0
S. D. Newlin............        0           0       103,700/44,400               13,645/0
W. S. Weeber............        0           0       157,800/61,800               17,185/0
G. M. Brannon...........    3,100      48,641        61,300/39,300               10,036/0
W. E. Buchholz..........        0           0        75,200/43,500               11,136/0
P. Dabringhausen........        0           0        53,900/0                         0/0

----------
(1) Valued on the difference between $31.00 (the closing price on December 31, 1998) and the exercise price of the option.

Long-Term Incentive Plan Awards in Last Fiscal Year

  The following table covers long-term incentive contingent share units assigned to the named executive officers during 1998.

                                          Performance
                                            or Other         Estimated Future Payouts
                            Number of     Period Until  Under Non-Stock Price Based Plans
                         Shares, Units or  Maturation  ------------------------------------
     Name                Other Rights (#)  or Payout   Threshold (#) Target (#) Maximum (#)
     ----                ---------------- ------------ ------------- ---------- -----------
E. J. Mooney............      11,086      1998/99/2000     6,652       11,086     13,303

S. D. Newlin............       3,077      1998/99/2000     1,846        3,077      3,692
W. S. Weeber............       4,758      1998/99/2000     2,855        4,758      5,710
G. M. Brannon...........       2,730      1998/99/2000     1,638        2,730      3,276
W. E. Buchholz..........       2,684      1998/99/2000     1,610        2,684      3,221
P. Dabringhausen........       3,204      1998/99/2000     1,922        3,204      3,845

  Under the Performance Share Plan, a 6%, 10% and 12% compounded increase in diluted net earnings per share of Company common stock is required to earn threshold, target and maximum payouts, respectively. If earned, half of the awards are to be paid in cash at the end of the performance period in an amount based on the average Company common stock price during the last five trading days of the performance period, and the remaining awards are to be paid in Company common stock that vests three years after the end of the performance period contingent on continued employment. In the event of termination of employment due to death, disability, retirement or change in control, all unvested common stock already awarded shall vest immediately and shall be distributed to a participant or his or her beneficiary.

Retirement Income Plan and Supplemental Retirement Income Plan

  The following table sets forth the annual benefits payable, with respect to specified final average earnings and years of service categories, under the Company's Retirement Income Plan and Supplemental Retirement Income Plan (the "Plan"), before giving effect to any social security offset.

                              Pension Plan Table

   Final                                           Years of Service
  Average                               ---------------------------------------
 Earnings                                 15      20      25      30      35
 --------                               ------- ------- ------- ------- -------
 $  200,000............................  63,600  84,800 106,000 121,900 137,800
    300,000............................  95,400 127,200 159,000 182,850 206,700
    400,000............................ 127,200 169,600 212,000 243,800 275,600
    500,000............................ 159,000 212,000 265,000 304,750 344,500
    600,000............................ 190,800 254,400 318,000 365,700 413,400
    700,000............................ 222,600 296,800 371,000 426,650 482,300
    800,000............................ 254,400 339,200 424,000 487,600 551,200
    900,000............................ 286,200 381,600 477,000 548,550 620,100
  1,000,000............................ 318,000 424,000 530,000 609,500 689,000

  The credited years of participation at December 31, 1998 for each individual named in the cash compensation table are: E. J. Mooney, 30; W. S. Weeber, 32;
P. Dabringhausen, 29; S. D. Newlin, 23; G. M. Brannon, 23; W. E. Buchholz, 6. The credited earnings are approximately the same as the salary and bonus set forth in the summary compensation table.

  The Plan uses a final average earnings formula based on the average annualized pay for the highest paid 48 months during the last 120 months before retirement. In general, the annual retirement income in the 10-year certain form of settlement at normal retirement date will be equal to 2% of "final average earnings" for each of the first 25 years of Plan participation plus 1.5% of "final average earnings" for each year over 25 years, less a prorated offset not to exceed 50% of the primary social security benefit at age 62, depending on years of Plan participation.

  The Company has entered into agreements with its officers, including those listed in the summary compensation table, to restore any benefits under the Retirement Income Plan, the Profit Sharing, Investment and Pay Deferral Plan and Employee Stock Ownership Plan ("ESOP") reduced by the Employee Retirement Income Security Act of 1974 and the Revenue Reconciliation Act of 1993. Any reductions in benefits will first be made in Retirement Plan accounts and then if necessary in the Profit Sharing, Investment and Pay Deferral Plan and ESOP accounts. Under these agreements, the Company also agrees to pay to the beneficiary of each executive officer an amount equal to one year's salary in the event of death.

Key Executive Agreements

  The Company has entered into Key Executive Agreements with those individuals listed in the summary compensation table, as an assurance to the Company and the officers of continuity of management in the event of any actual or threatened change in control of the Company. Under the Agreements, which become effective upon a change in control, the Company agrees to employ each executive for a three-year period thereafter (but not after age 62) in the capacity in which the executive was employed immediately prior thereto

("Employment Period"). During the Employment Period, the executive will be compensated, as detailed in the Agreements, in a manner comparable to his or her prior compensation and will be entitled to all opportunities for bonuses and other Company benefits provided for executives by the Company. In the event of termination of the executive as a result of a change in control or a significant change in the executive's authority or duties in effect immediately prior to the effective date of the Agreement, a reduction in total compensation opportunities, or a breach of the Agreement by the Company, the executive would be paid a lump sum equivalent to anticipated salary, bonuses and incentives for the remainder of the Employment Period, as well as any benefits that would have accrued, including those under profit sharing, ESOP, pension, stock option and insurance plans. The Company will pay any expenses associated with enforcement of an executive's rights under an Agreement, and will secure its obligations under the Agreements by an irrevocable letter of credit for the benefit of the executive. In December, 1997, the Board approved a new Key Executive Agreement ("new Agreement") that was offered to officers whose election was effective after December 31, 1997 as a replacement to the old Agreement. Among other changes, the new Agreement will apply only if officers terminate employment within a three month window period one year after a change of control. Also, no long-term incentive grants or ESOP accruals after a change of control, or assumed salary increases, will be used in the calculation of the lump sum payment, although a present payment cap will be eliminated and the payment will be grossed up for excise tax.

Death Benefit Agreements

  The Company has also entered into Death Benefit Agreements ("Benefit Agreements") with those individuals listed in the summary compensation table, as an inducement to continue in the Company's employ and to provide the benefit of his or her advice after his or her retirement. Each Benefit Agreement provides for payment by the Company to the executive's beneficiaries of an amount equal to the executive's base annual salary as of his or her last day of work, if the executive dies (a) while employed by the Company and covered by a Benefit Agreement, or (b) any time after retirement and before reaching age 62 if a Benefit Agreement was in effect at retirement.

  The Company will pay a benefit equal to twice the executive's base annual salary as of his or her last day of work to the executive's beneficiaries if the executive dies after retirement and after reaching age 62 if a Benefit Agreement was in effect at the time of retirement. Payments under these Benefit Agreements will be made by the Company from its general funds. It is not necessary for a named executive officer to provide consulting services to the Company after retirement to be awarded benefits under the Benefit Agreement.

Benefit Protection Trusts

  Four trust funds (the "Trusts") have been established to assist in accumulating the amounts necessary to satisfy the Company's contractual liabilities under the non-qualified benefit plans described herein, including the deferred compensation plan for directors. However, the Company shall remain primarily liable under the plans to pay benefits, and the Trusts' assets shall remain subject to the claims of the Company's general creditors.

  The Company may fund the Trusts at any time, but shall, no later than three business days after a change in control of the Company, fund the Trusts in an amount which at least equals the present value of all of the unpaid benefits under the Trusts. To determine this value, the actuarial assumptions stated in the Retirement Income Plan in effect on the first day of the Plan year in which a change in control occurs will be used. A Trust beneficiary's benefit under a plan shall be based on his or her service and compensation at the time of the change in control.

Change in Control

  "Change in control" as used in the plans and agreements discussed herein generally means: (a) a merger, consolidation, reorganization or sale of all or substantially all of the Company's business or assets if less than 80% of the outstanding voting securities or other capital interests in the surviving or acquiring company is owned in the aggregate by the shareholders of the Company immediately prior thereto; (b) the reported acquisition by any person or group of beneficial ownership of 20% or more of the outstanding voting securities of the Company; or (c) a change during any two-year period in a majority of the Board of Directors not approved by at least two-thirds of the prior Directors.

Executive Compensation Committee Report to Shareholders

 Executive Compensation Policy

  The Executive Compensation Committee ("Committee") of Nalco Chemical Company is comprised entirely of non-employee directors. The Committee is responsible for establishing and administering Nalco's compensation policies.

  Currently, the compensation program for executives consists of five principal elements:

  1. A base salary is kept competitive by utilizing various surveys provided or published by independent consultants from time to time. In addition, during the past year and a half a comprehensive executive compensation survey was conducted with an outside consultant comparing Nalco to a peer group of companies. Approximately half of these companies in the consultant's database match the peer group companies in the performance graph. Various size and performance measures, including return on equity, assets, sales and capital, are used to compare survey companies to Nalco and to judge the appropriateness of compensation comparisons. However in setting salaries, the primary emphasis is on Nalco's sales, earnings and earnings per share, as well as the individual executive's yearly performance and contribution to Nalco's overall performance. Base salaries for 1998 were set in February, 1998, after 1997 earnings were available and achievement of plans and personal goals, as well as adherence to expense budgets, could be calculated. In 1997, earnings from continuing operations increased by 12%, while corresponding earnings per share increased by 13%. Salary increases for executive officers for 1998 averaged 6.6% including promotions, 5.1% excluding promotions.

  2. The Management Incentive Plan ("MIP") is an annual incentive plan that provides cash compensation based on the achievement of goals set by the Committee for Nalco and the individuals that are approved by the Board of Directors for participation. For 1998, there were corporate performance goals for increases in sales and earnings and for strategic management performance, including adherence to expense budgets. The individual management performance goals are subjective and were set for each executive, depending on his or her particular responsibilities and strategic objectives for the year. For the MIP, sales, earnings and individual goals are weighted at 37.5%, 37.5% and 25%, respectively. The earnings threshold was not met in 1998, so no payout was made on the earnings goals. About 60% of the portion of the target award related to sales was earned in 1998.

  3. The Performance Share Plan ("PSP") provides for awards based on long-term, per-share earnings goals of Nalco that are approved by the Board of Directors. Awards, if earned, will be paid out in Nalco common stock and/or cash based upon Nalco's achievement of at least a threshold compounded increase in diluted net earnings per share during a three-year performance period.

     This plan provides for a threshold and maximum amount below and above the respective target amounts. For the three-year performance period ended in December, 1998, earnings goals were not met, and no contingent performance shares were earned for this period. The Committee granted awards for the 1998/1999/2000 PSP cycle. A 6%, 10% and 12% compounded annual increase in diluted earnings per share is required to earn threshold, target and maximum payouts, respectively, for this cycle. The size of initial awards to executive officers and the CEO is determined by the Committee after careful consideration of past performance and future performance goals.

  4. Options to purchase common stock are awarded from time to time. The Committee utilizes an outside consulting firm to provide comparative data upon which the Committee bases the grant amounts, taking into consideration individual positions and performance. Grants are intended to be competitive and provide long-term incentive motivation. Option prices are based on fair market value as of the grant date and the value of any particular option depends on Nalco's common stock price at the time of option exercise. Two separate grants were made to all executive officers in 1998. The first grant in February, at an option price of $39.1563 per share, vests over a three-year period. The second grant in December at $30.6563 per share vested on that date.

  5. Restricted stock grants are sometimes used as an extra incentive to keep highly valued executives with the Company and to increase the amount of their compensation tied to stock price performance. Three executive officers were given restricted stock grants in December, 1998 to vest in three years.

  The Committee tries to focus the executive compensation program to strengthen the overall performance of Nalco by integrating short-term and long-term performance goals. PSP long-term objective goals are based 100% on earnings performance. Once awards are made under an annual or long-term incentive plan, the Committee has no discretion to adjust them.

  The Committee believes that compensating executives by means of stock and stock options leads to maximization of shareholder value over the long term. Nalco's ongoing stock option program is intended to align the interests of executives and managers with those of Nalco's shareholders and encourage efforts that enhance Nalco's earnings per share and stock price. The Committee does not consider outstanding stock options when awarding current stock options.

  The Committee continues to monitor qualifying compensation paid to its executive officers for deductibility under the $1 million deduction limit of the Internal Revenue Code for executive salaries. Included compensation did not exceed this limit in 1998 and is not expected to do so in 1999.

 Chief Executive Officer Compensation

  The pay-for-performance philosophy of Nalco's total compensation program outlined above also applies to Mr. E. J. Mooney, Nalco's Chief Executive Officer.

  In 1997, Nalco sales were up 10% over 1996 and earnings per share from continuing operations were up 13%. There was a 12% return to shareholders in 1997, including a 10% increase in share price, plus dividends. Because of this and the effectiveness of Mr. Mooney's performance during the year, the Committee approved a 4.5% increase in his base salary effective February, 1998.

  The 1998 MIP award was based on achievement of corporate performance goals for sales and earnings. The target award related to earnings was not met resulting in zero payout for that portion of the target award. Approximately 94% of the sales goal was met, resulting in a 60% payout for that portion of the target award. The combination of sales and earnings achievement resulted in Mr. Mooney earning 30% of his overall target award. The MIP award paid to Mr. Mooney was significantly below the target amount and below last year's award. The total MIP payment Mr. Mooney received for 1998 was $128,906 vs. $307,320 in 1997.

  The PSP earnings goals were not met for the 1996/97/98 cycle. As a result, Mr. Mooney earned no performance shares for this period.

  Potentially, 60% to 70% of Mr. Mooney's annual compensation can come from performance related compensation plans such as the MIP and PSP. Because the 1998 MIP payout was significantly below the target level, and no performance shares were earned under the 1996/97/98 PSP award, 18% of Mr. Mooney's 1998 cash compensation was based on performance related plans.

  Mr. Mooney received a stock option grant for 134,100 shares in February, 1998 with an exercise price of $39.1563 per share. These options vest over a three-year period. Mr. Mooney also received a stock option grant for 100,000 shares in December, 1998. This grant has an exercise price of $30.6563 and vested at that time. The exercise price of both grants was set at the fair market value of Nalco's common stock on the date of grant. The Committee believes that Mr. Mooney's performance was deserving of the grants, and at the same time wants to tie more of his compensation to stock performance and shareholder value.

                     The Executive Compensation Committee

                        H. G. Bernthal     B. S. Kelly
                        F. A. Krehbiel     J. J. Shea

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return of the Company, the S&P 500 Index and the Specialty Chemicals Value Line Index (dividends reinvested). The graph assumes $100 was invested on December 31, 1993 in Nalco common stock, the S&P 500 index and the Specialty Chemical Value Line Index.

                             [GRAPH APPEARS HERE]

                  1993    1994    1995    1996    1997    1998
                  ----    ----    ----    ----    ----    ----
Nalco            100.00   91.86   85.02  105.06  118.10   95.25
S&P 500          100.00  101.32  139.40  171.40  228.59  293.91
Specialty        100.00   98.77  121.89  137.92  156.07  136.26
Chemicals Value
Line Index

Proposal 2.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

  PricewaterhouseCoopers LLP was selected by the Board of Directors upon the recommendation of the Audit Committee to serve as independent accountants for the Company and its consolidated subsidiaries for 1999, and the shareholders' ratification of such selection is requested. PricewaterhouseCoopers LLP has been the Company's accountants since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and to respond to appropriate questions. If the shareholders do not approve the accountants, the Audit Committee and the Board of Directors will reconsider the selection.

  The Board of Directors recommends a vote "FOR" Proposal 2.

Proposal 3.

          STOCKHOLDER PROPOSAL ON ENDORSEMENT OF THE CERES PRINCIPLES

  The General Board of Pension and Health Benefits of the United Methodist Church, shareholders of the Company, have informed management of their intention to present a proposed resolution on requesting endorsement of the CERES Principles at the Annual Meeting. The General Board of Pension and Health Benefits of the United Methodist Church may be contacted through Vidette K. Bullock Mixon, Director of Corporate Relations and Social Concerns, 1201 Davis Street, Evanston, Illinois 60201.

  WHEREAS:

  All leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

  The integrity, utility, and comparability of environmental disclosure depends on the creation of environmental reports that employ a common format, use credible metrics, and follow a set of a generally accepted environmental disclosure standards.

  The Coalition for Environmentally Responsible Economies (CERES), a ten year old partnership among some of the largest investors, environmental groups, and corporations in the country, has established what we believe is the most thorough and well-respected environmental disclosure form in the United States.

  CERES has also gathered leading international organizations, including the United Nations Environment Programme, into a collaborative Global Reporting Initiative to guide and accelerate the worldwide trend toward standardized environmental reporting.

  The CERES Principles and the CERES Report have already been adopted by leading firms in highly diverse industries such as Bank America, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun Company.

  We believe endorsing the CERES Principles commits a Company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment; 10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES, 11 Arlington Street, Boston, Massachusetts 02116, (617) 247-0700 or at www.ceres.org).

  RESOLVED: Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

                             SUPPORTING STATEMENT

  Recent studies show that the integration of environmental commitment into business operations provide competitive advantage and improve long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance provide us with indicators of the foresight of its management.

  Given investors' needs for credible information about a firm's environmental performance, and given the large number of companies that have already endorsed the CERES Principles and adopted its report format, endorsement of the CERES Principles is a reasonable, widely accepted step for any company wishing to demonstrate its seriousness about superior environmental performance.

  The goal of the CERES Principles is continuous improvement in corporate environmental performance, coupled with public accountability. One cannot measure improvement without having data over time. Standardizing that data enables investors to assess environmental progress within and across industries. By endorsing the CERES Principles, a company agrees to a single consistent standard for environmental reporting. An endorsing company works with CERES and other endorsing companies in setting that reporting standard.

  Your vote FOR this resolution serves the best interests of our Company and its shareholders.

                  STATEMENT BY MANAGEMENT AGAINST PROPOSAL 3.

  Your Directors and management recommend a vote AGAINST the above shareholder proposal for the following reasons:

  One of Nalco's major goals as a specialty chemical company is the protection of the environment and the health and safety of our employees, customers and the communities in which we operate and live. This is reflected within our company in a number of ways. Our Philosophy of Operations states that our responsibility with respect to the environment, health, safety, and product stewardship is the key to building value for customers, employees, shareholders and communities. Implementation of a sound environmental policy increases long-term shareholder value by improving efficiency, decreasing remediation costs, reducing waste generation and enhancing community relations and product attractiveness.

  Our global Environmental, Health and Safety Department (created in 1976) manages environmental compliance and employee, customer and community health and safety issues. With a focus on customers, employees, shareholders and communities, we track our success through global environmental performance measures.

  We continue to believe the best way to achieve our goals to protect and enhance the environment and the health and safety of our employees, customers and neighbors is through our own Environmental, Health and Safety programs, in addition to the Chemical Manufacturers Association's ("CMA") Responsible Care(R) program. This CMA program, which has been in existence since 1985, is the chemical industry's voluntary, global initiative for continuous improvement in all aspects of environmental, health and safety performance and openness in communications about its activities and achievements.

  Responsible Care(R) is part of Nalco's corporate culture world-wide, and we have chosen to continue its use as a more formal base for our environmental efforts rather than begin a new program such as the CERES Principles. Nalco has made a written public commitment to Responsible Care(R) and has implemented its six Codes of Management Practices. Through adherence to these codes and its own environmental policies and practices, Nalco has committed the Company and its employees to protect the environment of our planet; to use resources in an environmentally conscientious manner; to prevent waste and pollution of our air, water and other natural resources; to conserve energy; to reduce risk in all aspects of its business for employees, shareholders and neighbors; to manufacture and distribute our products and services safely; to communicate to our employees and neighbors and publish all information necessary for their health and safety.

  Community Awareness and Emergency Response Code. Community Advisory Panels at all plant locations in the United States and Canada improve communication with plant neighbors regarding local risks; work to improve all formal, written emergency plans and integrate them with those of the community; and continue the education of our employees about Company emergency response plans and environmental, health & safety programs.

  Pollution Prevention Code. Reduction of total Toxic Release Inventory ("TRI") chemical releases and transfers by 30 percent and total TRI chemical releases to the air by 30 percent has been achieved.

  Process Safety Code. There is full compliance with the code by every Nalco manufacturing site that reports performance according to CMA requirements with the goal of preventing fires, explosions and accidental chemical releases at plant facilities. Using a three to five year cycle depending on the scope of operations, the Plant Operations Review Team visits and audits in detail each of our worldwide manufacturing and research locations for process and employee safety.

  Distribution Code. Nalco has reduced the number of bulk delivery incidents by 80% since 1990 through the use of a fleet of specially designed trucks and Customer Delivery Specialists, as well as a Zero Defect Delivery program for bulk chemical deliveries. Our PORTA-FEED program has resulted in delivery of more than 90 percent of products in the United States in bulk or PORTA-FEED containers, eliminating the use of 3.5 million 55-gallon drums and the disposal of the 35 million pounds of residual chemical wastes that would have resulted from those drums. Last year Nalco invested approximately $17 million in PORTA-FEED containers and trucks to continue its development of its premier distribution system.

  Employee Health and Safety Code. Employees worldwide are trained regularly to operate safely within their work environment. Members of our sales force are trained in hazard communications, respiratory protection, hearing conservation, product stewardship, personal safety management, confined space entry, personal protective equipment, hazardous materials and driving safety. Sales force members also train customer employees on the safe use of Nalco products.

  Product Stewardship Code. Nalco quantifies and reduces, where necessary, chemical hazards and exposures during the product development stage; performs risk assessments of existing product lines to assure the safe and environmentally responsible application of our products, establishes employment, health and safety standards that must be met by our raw material suppliers; surveys and audits companies that make products for us; and provides periodic risk assessments to our customers to help minimize the potential for accidents related to the use of our products.

  Each CMA member company, including Nalco, is committed to full implementation of the CMA Responsible Care(R) Codes of Management Practices by the end of 1999. Nalco has fully implemented five out of the six codes with the sixth to be completed this year.

  In addition to the CMA Responsible Care(R) programs, Nalco has many other programs and practices, such as the Process Operations Review and the Environmental Assessment Processes, to assure compliance with all environmental regulations as well as all Nalco environmental policies. The Plant Operations Review Team program, developed in 1984, audits all Company facilities on a regular basis for proper process operation, industrial hygiene safety and environmental compliance. This process is used worldwide and also includes assessment of compliance with all local environmental, health and safety regulations. All these programs are overseen by the Environmental Compliance Committee, which further illustrates top management commitment to environmental, health and safety goals and programs.

  The actions that we have undertaken in response to our own environmental policies and our public commitment to Responsible Care(R) are part of an extensive and ongoing process to enhance and protect the environment by continually improving our environmental, health and safety performance. We report the results of our efforts to the CMA, as well as to shareholders, employees and the investment community. Commitment to the environment has become part of our culture, and we hope to make it part of the culture of the entire chemical industry worldwide.

  The Responsible Care(R) Codes and Principles are specifically applicable to chemical companies and their particular operations and needs. The CERES Principles appear to be a broad-based set of environmental principles and we do not believe that standardization of environmental reporting across a diverse range of companies and industries is comparable or useful. Nor do we believe it would be efficient or productive for us to undertake an additional separate reporting requirement. Most of the information required by the CERES Report form is already available to the public through Responsible Care(R), government filings and our biannual Environmental Report.

  The Board of Directors recommends a vote AGAINST Proposal 3. Unless otherwise indicated on the proxy, the shares represented by properly executed proxies will be voted AGAINST Proposal 3.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only shareholders of record at the close of business on March 5, 1999 are entitled to vote at the meeting. On that date, the Company had outstanding 65,725,414 shares of common stock, each of which is entitled to one vote, and 367,027 shares of ESOP Preferred Stock, each of which is entitled to 20 votes and will be converted upon retirement or separation from service into 20 shares of common stock (subject to adjustments in certain events). A quorum is a majority of the votes represented by the outstanding shares of stock of the Company either present at the meeting or represented by proxy. The common stock and the ESOP Preferred Stock will vote together as a single class on each of the Proposals. A plurality of the votes cast is necessary to elect directors; the affirmative vote of the holders of shares constituting a majority of votes cast is necessary to adopt Proposal 2; and the affirmative vote of the holder of shares constituting a majority of the voting power of all the outstanding shares is necessary to adopt Proposal 3. Abstentions and broker non-votes will each be treated as shares that are represented at the meeting for purposes of determining the presence of a quorum.

Each is tabulated separately. Abstentions and broker non-votes will have no effect on Proposals 1 and 2 and will have the effect of votes against Proposal
3. Broker non-votes are shares held by a broker or nominee in street name and represented at the meeting but not authorized to vote on a matter.

  The Company stockholders are urged to sign and date the enclosed proxy card and return it as promptly as possible in the envelope enclosed for that purpose. Stockholders of record can also give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate the Company stockholders' identities, to allow its stockholders to give their voting instructions, and to confirm that the instructions have been recorded properly. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder's vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

  Any Company stockholder of record desiring to vote by telephone or over the Internet will be required to enter the unique control number imprinted on such holder's proxy card, and therefore should have the proxy card in hand when initiating the session. To vote by telephone, dial 1-800-OK2-VOTE (1-800-652-
8683) on a touch tone telephone, and follow the simple menu instructions provided. There is no charge for this call. To vote over the Internet, log on to the website http://www.vote-by-net.com and follow the simple instructions provided.

  Similar instructions are included on the enclosed proxy card.

  Any Company stockholder who has delivered a proxy or voted by telephone or the Internet may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to the Company a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by the Company before the vote of stockholders or in open meeting prior to the taking of a stockholder vote at the Company's Annual Meeting. Any notice of revocation should be sent to Nalco Chemical Company, One Nalco Center, Naperville, Illinois 60563-1198; Attention: Suzzanne J. Gioimo, Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary. The shares of the Company Common Stock represented by properly executed proxies received at or prior to the Company's Annual Meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by proxies received will be voted for the election of the four nominees for director named in the this Proxy Statement, for the ratification of Independent Accountants, against the CERES Principles proposal and in the discretion of the proxies on any other matter that properly comes before the Company's Annual Meeting.

Security Ownership of Management

  The following table shows the number of shares of common stock and ESOP Preferred Stock owned beneficially (as defined by the Securities and Exchange Commission) by each director, director nominee and named executive officer (in each instance, amounting to less than 1% of the outstanding class) and by all present directors and executive officers as a group (2.42% of the outstanding common stock and less than 1% of the outstanding ESOP Preferred Stock) as of March 5, 1999 (as of December 31, 1998, as to shares held in the Profit Sharing, Investment and Pay Deferral Plan), with sole voting and investment power unless otherwise indicated.

                                                                        ESOP
                                                             Common   Preferred
           Name                                              Shares    Shares
           ----                                             --------- ---------
      J. L. Ballesteros....................................    16,600      --
      H. G. Bernthal.......................................    37,031      --
      G. M. Brannon........................................    86,187     161
      W. E. Buchholz.......................................    99,846      99
      H. Corless...........................................    38,631      --
      P. Dabringhausen.....................................    60,685       3
      H. M. Dean...........................................    33,881      --
      J. P. Frazee, Jr.....................................    39,265      --
      A. L. Kelly..........................................    33,527      --
      B. S. Kelly..........................................     4,600      --
      F. A. Krehbiel.......................................    40,631      --
      E. J. Mooney.........................................   565,304     252
      S. D. Newlin.........................................   128,773     179
      S. A. Penrose........................................     6,258      --
      J. J. Shea...........................................    25,631      --
      W. S. Weeber.........................................   199,286     252
      All Directors and Executive Officers as a Group...... 1,587,723   1,361

  The above amounts include common shares which are subject to outstanding stock options exercisable within 60 days of March 18 as follows: E. J. Mooney, 523,300 shares; W. S. Weeber, 178,400 shares; S. D. Newlin, 118,500 shares; G.
M. Brannon, 78,100 shares; W. E. Buchholz, 89,700 shares; P. Dabringhausen, 53,900 shares; H. G. Bernthal, H. Corless, J. P. Frazee, Jr., and F. A. Krehbiel, 36,000 shares each; H. M. Dean, 32,000 shares; A. L. Kelly, 28,000 shares; J. J. Shea, 24,000 shares; J. L. Ballesteros, 14,000 shares;
S. A. Penrose and B. S. Kelly 4,000 shares each; and directors and executive officers as a group, 1,446,900 shares. The table does not include ESOP Preferred Stock not held for the account of the foregoing individuals that the ESOP trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of, or common shares into which any ESOP Preferred Stock may be converted.

Security Ownership of Certain Owners

  Based on Schedule 13G filings received, the following companies are the only persons known to the Company that own beneficially more than 5% of any class of its voting securities.

                                    Name and Address of       Amount and Nature of Percent
      Title of Class                  Beneficial Owner        Beneficial Ownership of Class
      --------------           ------------------------------ -------------------- --------
      Common Shares........... FMR Corp.                           8,235,029(1)     12.57%
                               82 Devonshire Street
                               Boston, MA 02109
      Common Shares........... Sanford C. Bernstein Co., Inc.      7,908,922(2)      12.1%
                               767 Fifth Avenue
                               New York, NY 10153
      Common Shares........... Dodge & Cox                         3,479,140(3)       5.3%
                               One Sansome St., 35th Fl.
                               San Francisco, CA 94104

----------
(1) Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., beneficially owns 7,235,100 of these shares (11.046%). Edward C. Johnson 3rd, Chairman, of FMR Corp., through its control of Fidelity and the Fidelity Funds, each reports sole power to dispose of 7,235,100 shares. Voting power over these shares resides with the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., beneficially owns 999,929 shares or 1.526%. Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, each report sole dispositive power over 999,929 shares, sole power to vote or direct the voting of 914,429 shares and no power to vote or direct the voting of 85,500 shares. Members of Mr. Johnson's family and trusts for their benefit may be deemed to form a controlling group with respect to FMR Corp.
(2) Sanford C. Bernstein & Co., Inc. has sole voting power over 4,595,612 of these shares, shared voting power over 720,121 shares and sole dispostive power over 7,908,922 shares.
(3) Dodge & Cox has sole voting power over 3,080,952 of these shares, shared voting power over 39,900 shares and sole dispositive power over 3,479,140 shares.

                         STOCKHOLDER PROPOSAL DEADLINE

  Stockholder proposals, to be considered for inclusion in the proxy statement for the 2000 Annual Meeting of Shareholders, must be received by the Company by November 30, 1999, and must otherwise comply with the requirements of the Securities and Exchange Commission. Shareholders who wish to bring business before the meeting must notify the Company by January 30, 2000, 90 days prior to the date corresponding to this year's meeting in compliance with By-law provisions.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  The Board of Directors presently knows of no other matters scheduled to be presented at the Annual Meeting. With respect to any other matter requiring a vote of the shareholders that may come before the Annual Meeting, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies authority to vote the same in their discretion in respect of any such other matter.

                                          By Order of the Board of Directors

                                          S. J. Gioimo
                                          Secretary

Naperville, Illinois
March 29, 1999

NOTICE OF
ANNUAL
MEETING
and
PROXY
STATEMENT

Thursday, April 29, 1999

NALCO CHEMICAL COMPANY
ONE NALCO CENTER, NAPERVILLE, ILLINOIS
60563-1198